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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                   FORM 8-K
               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report                                                     May 5, 1997
Commission File Number                                                  1-6906

                          FIRST SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)
State of incorporation                                                Delaware
I.R.S. Employer Identification No.                                  87-6118148
Address of principal executive offices           79 South Main, P.O. Box 30006
                                                          Salt Lake City, Utah
Zip Code                                                            84130-0006
Registrant's telephone number, including area code              (801) 246-5706



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Item 5.  Other Information

On April 21, 1997, First Security Corporation issued a press release announcing a 3-for-2 common stock split and an increase in the quarterly cash dividend, a copy of which is attached to this report as Exhibit A.


SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST SECURITY CORPORATION
(Registrant)

[SIGNED]                                                  May 5, 1997
_______________________________________________________   ____________________
Scott C. Ulbrich                                          (Date)
Executive Vice President, Finance and Capital Markets
  and Chief Financial Officer
(Principal Financial and Accounting Officer)



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EXHIBIT A
FIRST SECURITY NEWS
FOR IMMEDIATE RELEASE                                Contact: Michael T. Kelly
April 21, 1997                                                  (801) 246-5456


                    FIRST SECURITY ANNOUNCES STOCK SPLIT,
                      BOOST IN QUARTERLY CASH DIVIDEND


   SALT LAKE CITY -- The directors of First Security Corporation (Nasdaq:
FSCO) today declared a 3-for-2 stock split in the form of a 50 percent stock dividend payable May 15 to shareholders of record May 12. As a result of the split, shareholders will receive one additional share of First Security stock for every two shares held.
   The directors also increased the corporation's regular quarterly cash dividend 11 percent to 17 cents per common share, after adjusting for the stock split. The increase brings the annual dividend rate to 68 cents per share compared with 61.3 cents before the increase. This is the corporation's third dividend increase in 18 months. Since January 1996, First Security's dividend has been increased 36.6 percent.
   The increased dividend will be paid June 2 to shareholders of record May
16. At market price adjusted for the split, the annual dividend yield on First Security common stock is approximately 3.0 percent.
   "The stock split and increased cash dividend illustrates our commitment to provide a solid return to shareholders and our confidence in the continued success of First Security as the leading banking and financial services company in our market region," said Spencer F. Eccles, chairman and chief executive officer of the Salt Lake City-based financial services corporation. "Furthermore, the stock split will result in an increase in the total number of outstanding First Security shares and make the price of our stock more attractive to individual investors."
   Earlier today, First Security reported record net income of $48.0 million for the first quarter of 1997, an increase of 32.2 percent over the same quarter in 1996. First-quarter 1997 earnings generated a 1.39 percent return on average assets and a 17.02 percent return on average equity. Fully diluted earnings per share were 62 cents for the quarter, up 31.9 percent from a year ago. Earnings per share would have been reported as 41.3 cents if the stock split were reflected in the calculations.
   Total assets of $14.4 billion reported for the first quarter make First Security Corporation the largest financial services organization headquartered in the Intermountain West. Incorporated in 1928, it is the nation's oldest multistate bank holding company. The corporation's banks currently operate 267 full-service domestic bank offices in Utah, Idaho, New Mexico, Oregon, Nevada, and Wyoming.

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